Exhibit 3.1

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

Yalla Group Limited

(Adopted by way of special resolutions passed on November 20, 2019)

NAME

1.	The name of the Company is Yalla Group Limited.

REGISTERED OFFICE

2.

The Registered Office of the Company shall be suited at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KYl -1205 Cayman Islands, or at such other place as the Directors may from time to time decide.

GENERAL OBJECTS AND POWERS

3.

Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Law or as revised, or any other law of the Cayman Islands.

LIMITATION OF LIABILITY

4.	The liability of each Member of the Company is limited to the amount from time to time unpaid on such Member’s shares.

CURRENCY

5.	Shares in the Company shall be issued in the currency of the United States of America.

1

AUTHORIZED CAPITAL

6.

The authorized share capital of the Company is US$50,000 consisting of 500,000,000 shares of a nominal or par value of US$0.0001 each, of which: (i) 448,763,811 shares are designated as ordinary shares of a nominal or par value of US$0.0001 each (the “Ordinary Shares”), (ii) 4,955,327 shares are designated as series Angel preferred shares of a nominal or par value of US$0.0001 each (the “Series Angel Preferred Shares”), (iii) 9,917,226 shares are designated as series Pre-A preferred shares of a nominal or par value of US$ 0.0001 each (the “Series Pre-A Preferred Shares”), and (iv) 36,363,636 shares are designated as series A preferred shares of a nominal or par value of US$ 0.0001 each (the “Series A Preferred Shares”, and together with the Series Angel Preferred Shares and the Series Pre-A Preferred Shares, the “Preferred Shares”), with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be Preferred or otherwise shall be subject to the powers hereinbefore contained.

EXEMPTED COMPANY

7.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Law and, subject to the provisions of the Companies Law and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

REGISTERED SHARES AND BEARER SHARES

8.	Shares of the Company may be issued as registered shares only. The Company shall not issue shares in bearer form.

DEFINITIONS

9.	The meanings of terms used in this Memorandum of Association are as defined in the Articles of Association.

2

THE COMPANIES LAW

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

Yalla Group Limited

(Adopted by way of a special resolution passed on November 20, 2019)

PRELIMINARY

The regulations in Table A in the Schedule to the Law (as defined below) do not apply to the Company.

1.

In these Articles and the Memorandum, if not inconsistent with the subject or context, the words and expressions standing in the first column of the following table shall bear the meanings set opposite them respectively in the second column thereof.

Words	Meanings

Applicable Redemption Price	means the Series Pre-A Redemption Price, or the Series A Redemption Price, as the case may be.

Assumed Series Angel Price	means the price of CNY0.3368 per Series Angel Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise, provided herein.

Assumed Series Pre-A Price	means the price of CNY0.4799 per Series Pre-A Preferred Share, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise, provided herein.

BVI Subsidiary	FYXTECH Group Limited, an exempted company organized and existing under the laws of the British Virgin Islands.

Companies Law	the Company Law (as amended) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by law for the time being in force.

Control	with respect to a given person means the power or authority, whether exercised or not, to direct the business, management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

Director	a director, including a sole director, for the time being of the Company and shall include an alternate director.

Domestic Company	Beijing Yalla Technology Co., Ltd. (北京雅拉科技有限 公司), a limited liability company organized and existing under the laws of the PRC.

Founders	Yang Tao (杨涛), Feng Xuecai (冯学才) and Xu Jianfeng (许剑峰).

Founder Holdcos	YooYoo Limited, iFeng Limited and WindBell Limited.

Group Companies	the Company, the BVI Subsidiary, the HK Company, the WFOE (only upon and after its incorporation), the Domestic Company and all their direct or indirect subsidiaries.

HK Company	FYXTECH HK Limited, a company organized and existing under the laws of Hong Kong.

Investors	the Series Angel Investor and the Series A Investors.

majority	shall mean more than half.

Majority Preferred Shareholders	the holders of a majority of the Series A Preferred Shares then outstanding, provided the Series A Preferred Shares represent not less than six percent (6%) of the then outstanding equity securities of the Company (in each case, voting as a single class and calculated on an as- converted basis).

Member	the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires.

Orchid Asia	JOLLY UNIQUE LIMITED.

Ordinary Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote.

Ordinary Shares	ordinary shares with the par value of US$0.0001 each in the capital of the Company.

PRC Companies	the WFOE (only upon and after its incorporation), the Domestic Company and all their direct or indirect subsidiaries.

Preferred Shares	the Series Angel Preferred Shares, the Series Pre-A Preferred Shares and the Series A Preferred Shares.

Preferred Share Conversion Price	with respect to the Series Angel Preferred Shares, the Series Angel Conversion Price; with respect to the Series Pre-A Preferred Shares, the Series Pre-A Conversion Price; with respect to the Series A Preferred Shares, the Series A Conversion Price.

Preferred Share Issue Price	with respect to the Series Angel Preferred Shares, the Assumed Series Angel Price; with respect to the Series Pre-A Preferred Shares, the Assumed Series Pre-A Price; with respect to the Series A Preferred Shares, the Series A Issue Price.

person	an individual, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated or association of persons.

Qualified Initial Public Offering	has the meaning ascribed to it under Article 36 hereof.

Register of Members	the register of Members referred to in these Articles.

resolution of directors

(a)   a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present at the meeting who voted and did not abstain; or

(b) a resolution consented to in writing by all directors or of all members of the committee, as the case may be.

Restructuring Documents	has the meaning ascribed to them in the Share Purchase Agreement.

Securities	shares and debt obligations of every kind, and options, warrants and rights to acquire shares, or debt obligations.

Series Angel Conversion Price	shall initially be the Assumed Series Angel Price, and shall be adjusted from time to time in accordance with Article 39.

Series Angel Investor	Allies Partners Limited.

Series Angel Preferred Shares	Preferred Shares designated as series Angel preferred shares with par value of US$0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series Pre-A Conversion Price	shall initially be the Assumed Series Pre-A Price, and shall be adjusted from time to time in accordance with Article 39.

Series Pre-A Preferred Shares	Preferred Shares designated as series Pre-A preferred shares with par value of US$ 0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series Pre-A Redemption Price	has the meaning ascribed to it under Article 42.

Series A Conversion Price	shall initially be the Series A Issue Price, and shall be adjusted from time to time in accordance with Article 39.

Series A Investors	Orchid Asia and SIG.

Series A Issue Price	the per share issue price at which the Series A Preferred Shares are first issued shall be US$0.5500, as adjusted for share dividends, splits, combinations, recapitalizations or similar events and are otherwise, provided herein.

Series A Preferred Shares	Preferred Shares designated as series A preferred shares with par value of US$ 0.0001 each in the capital of the Company, which have the rights set forth in the Memorandum and these Articles.

Series A Redemption Price	has the meaning ascribed to it under Article 42 hereof.

Share	a share or shares in the Company and includes a fraction of a share.

Share Purchase Agreement	the Series A Preferred Shares Purchase Agreement dated May 23, 2018 by and among the Company, the Founder Holdcos, the Founders, the Series A Investors and other parties thereto, as amended from time to time.

Shareholders Agreement	the Shareholders Agreement dated May 23, 2018 by and among the Company, the Founder Holdcos, the Founders, the Investors and other parties thereto, as amended from time to time.

SIG	SIG Global China Fund I, LLLP.

Special Resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given, by no less than two thirds (or such greater number as may be specified in these Articles) of the vote cast, as provided in the Law, or a written resolution passed by unanimous written consent of all Members entitled to vote.

the Memorandum	the Memorandum of Association of the Company as originally adopted or as from time to time amended.

the Seal	any Seal which has been duly adopted as the Seal of the Company.

these Articles	the Articles of Association as originally adopted or as from time to time amended.

WFOE	A wholly foreign owned enterprise to be incorporated by the HK Company under the laws of the PRC

2.

“Written” or any term of like import includes words typewritten, printed, painted, engraved, lithographed, photographed or represented or reproduced by any mode of reproducing words in a visible form, including telex, facsimile, telegram, cable, or other form of writing produced by electronic communication.

3.	Save as aforesaid any words or expressions defined in the Law shall bear the same meaning in these Articles.

4.	Whenever the singular or plural number, or the masculine, feminine or neuter gender is used in these Articles, it shall equally, where the context admits, include the others.

5.

A reference in these Articles to voting in relation to shares shall be construed as a reference to voting by members holding the shares except that it is the votes allocated to the shares that shall be counted and not the number of members who actually voted and a reference to shares being present at a meeting shall be given a corresponding construction.

6.	A reference to money in these Articles is, unless otherwise stated, a reference to the currency in which shares in the Company shall be issued according to the provisions of the Memorandum.

REGISTRATION OF SHARES

7.	Register of Members

The Board of Directors of the Company (the “Board”) shall cause to be kept in one or more books a Register of Members which may be kept within or outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

8.	Registered Holder Absolute Owner

8.1

The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

8.2

No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)

the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)

the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.

SHARES, AUTHORIZED CAPITAL, CAPITAL

9.

Subject to the provisions of these Articles, any resolution of the Members and any agreement which is binding on the Company to the contrary, the unissued shares of the Company shall be at the disposal of the directors who may, without limiting or affecting any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of shares to such persons, at such times and upon such terms and conditions as the Company may by resolution of directors determine provided that no share shall be issued at a discount except in accordance with the Law.

10.

Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of directors.

11.

Shares in the Company may be issued for such amount of consideration as the directors may from time to time by resolution of directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of thereof and the excess constitutes share premium.

12.

A share issued by the Company upon conversion of, or in exchange for, another share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share, debt obligation or security.

13.

The Company may issue fractions of a share and a fractional share shall have the same corresponding fractional liabilities, limitations, preferences, privileges, qualifications, restrictions, rights and other attributes of a whole share of the same class or series of shares.

14.	Shares may be issued as registered shares only. The Company shall not issue shares in bearer form.

15.

Upon the issue by the Company of a share without par value, if an amount is stated in the Memorandum to be authorized capital represented by such shares then each share shall be issued for no less than the appropriate proportion of such amount which shall constitute capital, otherwise the consideration in respect of the share constitutes capital to the extent designated by the directors, except that the directors must designate as capital an amount of the consideration that is at least equal to the amount that the share is entitled to as a preference, if any, in the assets of the Company upon liquidation of the Company.

16.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may purchase, redeem or otherwise acquire and hold its own shares but in accordance with the Law and the Company be and is hereby authorised to make payment out of capital in connection therewith, provided that the Members shall have approved the manner and terms of the redemption or purchase by Ordinary Resolution.

17.	Subject to provisions to the contrary in

(a)	the Memorandum or these Articles;

(b)	the designations, powers, preferences, rights, qualifications, limitations and restrictions with which the shares were issued; or

(c)	the subscription agreement for the issue of the shares,

The Company may not purchase or redeem its own shares without the consent of members whose shares are to be purchased or redeemed and the directors (including the affirmative vote of the Investor Director) shall determine the terms and the manner in which such repurchase shall be made.

18.

No purchase or redemption of shares out of capital shall be made unless the directors determine that immediately after the purchase or redemption the Company will be able to satisfy its liabilities as they become due in the ordinary course of its business and unless it is in compliance with the provisions of the Law.

19.	Shares that the Company purchases, redeems or otherwise acquires pursuant to the preceding paragraph shall be cancelled and available for re-issue thereafter.

TRANSFER OF SHARES

20.

Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the members, registered shares in the Company may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, but in the absence of such written instrument of transfer the directors may accept such evidence of a transfer of shares as they consider appropriate.

21.	The Company shall not be required to treat a transferee of a registered share in the Company as a member until the transferee’s name has been entered in the Register of Members.

22.

Subject to any limitations in the Memorandum, these Articles and any agreements entered into between the Company and the members, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the Register of Members the name of the transferee of the share; provided that, the directors, solely subject to and in accordance with contractual commitments regarding the transfer of shares that the Company may from time to time have, may decline to register any transfer of shares in violation of such commitments. If the directors refuse to register a transfer, they shall notify the transferee within sixty (60) days of such refusal.

VARIATION OF CLASS RIGHTS

23.

If at any time the authorized capital is designated into different classes or series of shares, subject to compliance with other consent or approval requirements under these Articles, the rights attached to any class or series (unless otherwise provided by the terms of issuance of the shares of that class or series) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of at least a majority of the issued shares of that class or series, which may be affected by such variation. For the avoidance of doubt, Series Angel Preferred Shares, Series Pre-A Preferred Shares and Series A Preferred Shares shall be different series of Shares.

24.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not be deemed to be varied by the creation or issuance of further shares ranking pari passu therewith.

TRANSMISSION OF SHARES

25.

The executor or administrator of a deceased member, the guardian of an incompetent member or the trustee of a bankrupt member shall be the only person recognized by the Company as having any title to his share but they shall not be entitled to exercise any rights as a member of the Company until they have proceeded as set forth in the next following three regulations.

26.

The production to the Company of any document which is evidence of probate of the will, or letters of administration of the estate, or confirmation as executor, of a deceased member or of the appointment of a guardian of an incompetent member or the trustee of a bankrupt member shall be accepted by the Company even if the deceased, incompetent or bankrupt member is domiciled outside the Cayman Islands if the document evidencing the grant of probate or letters of administration, confirmation as executor, appointment as guardian or trustee in bankruptcy is issued by a foreign court which had competent jurisdiction in the matter. For the purpose of establishing whether or not a foreign court had competent jurisdiction in such a matter the directors may obtain appropriate legal advice. The directors may also require an indemnity to be given by the executor, administrator, guardian or trustee in bankruptcy.

27.

Any person becoming entitled by operation of law or otherwise to a share or shares in consequence of the death, incompetence or bankruptcy of any member may be registered as a member upon such evidence being produced as may reasonably be required by the directors. An application by any such person to be registered as a member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent or bankrupt member and the directors shall treat it as such.

28.

Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

29.	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.

REDUCTION OR INCREASE IN AUTHORIZED CAPITAL OR CAPITAL

30.

Subject to the Law, any limitations in these Articles and any agreements entered into between the Company and the members, the Company may from time to time by a Special Resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has shares without par value, increase its share capital by such number of shares without nominal or par value, or increase the aggregate consideration for which its shares may be issued, as it thinks expedient.

31.

Subject to the Law, any limitations in these Articles and any agreements entered into between the Company and the members, the Company may from time to time by an Ordinary Resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)

cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.

32.	For the avoidance of doubt, it is declared that Article 31(a) and (b) above do not apply if at any time the shares of the Company have no par value.

33.

Subject to the Law, any limitations in these Articles and any agreements entered into between the Company and the members, the Company may from time to time by Special Resolution reduce its share capital in any way or, subject to Article 133, alter any conditions of its Memorandum of Association relating to share capital.

34.

Subject to Article 9, the Memorandum and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into Ordinary Shares and Preferred Share. The holders of Ordinary Shares, subject to provisions of these Articles, shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the Board may from time to time declare;

(c)

in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to shares.

The holders of the Preferred Shares shall be entitled to the rights set out in the following Articles.

CONVERSION OF PREFERRED SHARES

35.

Conversion Rights. Unless converted earlier pursuant to Article 36 below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of its Preferred Shares into Ordinary Shares at any time.

The conversion rate for Preferred Shares shall be determined by dividing the applicable Preferred Share Issue Price by the conversion price then in effect at the date of the conversion. The initial conversion price will be the Preferred Share Issue Price (i.e., a 1-to-1 initial conversion ratio), as applicable, which will be subject to adjustments to reflect stock dividends, stock splits and other events, as provided in Article 39 below provided that the Conversion Price shall not be less than the par value of the Ordinary Shares.

Nothing in this Article 35 shall limit the automatic conversion rights of Preferred Shares described in Article 36 below.

36.

Automatic Conversion. Each Series Angel Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Series Angel Conversion Price upon the earlier of (i) the closing of an underwritten public offering of the Ordinary Shares of the Company in the United States, that has been registered under the Securities Act of 1933, as amended (the “Securities Act”), with the net proceeds to the Company of no less than fifty (50) million U.S. dollars (US$50,000,000) and the implied market capitalization of the Company immediately following such public offering shall be no less than two hundred and twenty-five (225) million U.S. dollars (US$225,000,000), or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that such offering in terms of price, net proceeds, implied market capitalization and regulatory approval is reasonably equivalent to the aforementioned public offering in the United States and is subject to the prior written approval of the Majority Preferred Shareholders and subject to Article 41 of these Articles) (a “Qualified Initial Public Offering”), and (ii) the prior written approval of the holders of a majority of the Series Angel Preferred Shares then outstanding. Each Series Pre-A Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Series Pre-A Conversion Price upon the earlier of (i) the closing of a Qualified Initial Public Offering, and (ii) the prior written approval of the holders of a majority of the Series Pre-A Preferred Shares then outstanding. Each Series A Preferred Share shall automatically be converted into Ordinary Shares, at the then applicable Series A Conversion Price upon the earlier of (i) the closing of a Qualified Initial Public Offering, and (ii) the prior written approval of the holders of a majority of the Series A Preferred Shares then outstanding. In the event of the automatic conversion of the Preferred Shares upon a Qualified Initial Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Initial Public Offering.

37.

Mechanics of Conversion. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Preferred Share Conversion Price. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares, if any and shall update its Register of Members. Such conversion shall be deemed to have been made immediately prior to close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date after its name is recorded in the Register of Members as the holder of such Ordinary Shares. The Directors may effect conversion in any matter permitted by law including, without prejudice to the generality of the foregoing, repurchasing or redeeming the relevant Preferred Shares and applying the proceeds towards the issue of the relevant number of new Ordinary Shares.

38.

Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

ADJUSTMENTS TO CONVERSION PRICE

39. (a) Special Definitions. For purposes of this Article 39, the following definitions shall apply:

(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” for each class of Preferred Shares shall mean the date on which the first such class of Preferred Shares was issued.

(iii)

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares) or other Securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)

“Additional Ordinary Shares” for each class of Preferred Shares shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 39(c), deemed to be issued) by the Company after the Original Issue Date, other than:

(A)

any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board (including the affirmative vote of the Investor Director);

(B)	any Preferred Shares issued under the Share Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(C)	any Ordinary Shares issued upon conversion of the Preferred Shares;

(D)	any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(E)	any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(F)	any securities issued pursuant to a Qualified Initial Public Offering;

(G)

any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization approved by the Board (including the affirmative vote of the Investor Director) in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; or

(H)

any securities that are excluded from New Securities approved by the Majority Preferred Shareholders and subject to Article 41 of these Articles, provided that the approving holders shall not be the purchaser or affiliate of any purchaser of such securities.

(b)

No Adjustment to Conversion Price. No adjustment in the Series Angel Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series Angel Conversion Price in effect on the date of and immediately prior to such issuance. No adjustment in the Series Pre-A Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series Pre-A Conversion Price in effect on the date of and immediately prior to such issuance. No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Series A Conversion Price in effect on the date of and immediately prior to such issuance.

(c)

Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to Preferred Shares, unless the consideration per share (determined pursuant to Article 39(e) hereof) of such Additional Ordinary Share would be less than the Preferred Share Conversion Price in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:

(i)

no further adjustment to the Preferred Share Conversion Price shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)

if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)

upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been fully exercised, the Preferred Share Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:

(A)

in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

(B)

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(iv)

no readjustment pursuant to clause (ii) or (iii) above shall have the effect of increasing the Preferred Share Conversion Price to an amount which exceeds the lower of (i) the Preferred Share Conversion Price immediately prior to the original adjustment date, or (ii) the Preferred Share Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(v)

in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Preferred Share Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.

(d)

Adjustment of Preferred Share Conversion Price upon Issuance of Additional Ordinary Shares below the Preferred Share Conversion Price. In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 39 (c)) without consideration or at a subscription price per Ordinary Share (on an as-converted basis) less than any of the applicable Preferred Share Conversion Price for a Preferred Share in effect on the date of and immediately prior to such issuance, then the Preferred Share Conversion Price for such Preferred Shares shall forthwith be adjusted to a price equal to a price per share (calculated to nearest cent) determined in accordance with the following formula:

CP2=CP1×[(A+B) ÷ (A+C)]

For purpose of the foregoing formula, the following definitions shall apply:

“CP2” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately after such issue of Additional Ordinary Shares;

“CP1” means the applicable Preferred Share Conversion Price in effect for such Preferred Shares immediately prior to such issue of Additional Ordinary Shares;

“A” means the number of Ordinary Shares Outstanding immediately prior to such issue of Additional Ordinary Shares;

“B” means the number of Ordinary Shares that would have been issued if such Additional Ordinary Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1), and;

“C” means the number of such Additional Ordinary Shares issued in such transaction.

For purposes of this Article, the term “Ordinary Shares Outstanding” shall mean and include the following: (1) outstanding Ordinary Shares, (2) Ordinary Shares issuable upon conversion of outstanding Preferred Shares, (3) Ordinary Shares issuable upon exercise of outstanding share options, and (4) Ordinary Shares issuable upon exercise (and, in the case of warrants to purchase Preferred Shares, conversion) of outstanding warrants. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(e)	Determination of Consideration. For purposes of this Article 39, the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:

(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:

(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)

insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board (including the affirmative vote of the Investor Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of the Company; and

(C)

in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board (including the affirmative vote of the Investor Director).

(ii)

Options and Convertible Securities. The consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued pursuant to Article 39(c), relating to Options and Convertible Securities, shall be determined by dividing

(A)

the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)

the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)

Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Preferred Share Conversion Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g)

Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 39 with respect to the rights of the holders of the Preferred Shares.

(h)

Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(i)

No Impairment. The Company will not, by the amendment of its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 39 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(j)

Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 39, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Preferred Share Conversion Price at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of such Preferred Shares.

(k)	Miscellaneous.

(i)	All calculations under this Article 39 shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)

The holders of at least thirty percent (30%) of the outstanding Preferred Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Article 39, in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)

No adjustment in the Preferred Share Conversion Price need be made if such adjustment would result in a change in such conversion price of less than US$0.0001. Any adjustment of less than US$0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.000l or more in such conversion price.

VOTING RIGHTS

40.

Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. To the extent that applicable law, the Memorandum and/or these Articles require the Preferred Shares to vote separately as a class with respect to any matters, or with respect to any matters provided in Article 41, the Preferred Shares shall vote separately as a class with respect to such matters. Otherwise, the holders of Preferred Shares and Ordinary Shares shall vote together as a single class.

PROTECTIVE PROVISIONS

41A.

In addition to such other limitations as may be provided in these Articles, for so long as any Preferred Shares are outstanding, the Company shall not take any of the following actions before Qualified Initial Public Offering unless the affirmative vote or prior written consent of the Majority Preferred Shareholders has been obtained:

(a) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the Preferred Shares (for the avoidance of doubt, any adverse amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of certain class of Preferred Shares shall be subject to the consent of the holder(s) of such Preferred Shares if such amendment or change is not equally applied to all the Preferred Shares of such class);

(b) any action that reclassifies any outstanding securities into securities having preferences or priority to or on a parity with the preference of the Preferred Shares;

(c) any authorization, creation or issuance by any Group Company of any new securities or any instruments that are convertible into securities having preferences superior to or on a parity with the Preferred Shares or any other securities of any Group Company, excluding (x) any issuance of Ordinary Shares upon conversion of any Preferred Share; and (y) any issuance of securities as a dividend or distribution on any Preferred Shares;

(d) any increase or decrease in the authorized number of shares of any class of shares or registered capital of any Group Company; or dispose or dilute the Company’s interest, directly or indirectly, in any of the Group Company; or sell, transfer, dispose of, or create encumbrance over, any Equity Securities (or any interest therein) of any direct or indirect subsidiary or affiliate of the Company or other dilution of the Company’s interest, directly or indirectly, in any of its subsidiaries or affiliates;

(e) any change to the Memorandum and Articles of Association or other charter documents of any Group Company, which would have adverse effect to the rights, preferences, privileges or powers of the holders of Preferred Shares;

(f) any spin-off, sub-division, or any other transaction of a similar nature or having a similar economic effect as any of the foregoing, or other forms of restructuring of any Group Company;

(g) the liquidation, dissolution or winding up of the Company.

provided that, where a Special Resolution as defined under these Articles, is required by the Companies Law (as amended) of the Cayman Islands to approve any of the matters listed above, and such matter has not received the consent of the Majority Preferred Shareholders, then the Preferred Shares held by the holders who voted against the special resolution at a meeting shall together carry the number of votes equal to the votes of all members who voted for the resolution plus one.

41B.

In addition to such other limitations as may be provided in these Articles, the Group Companies shall not take any of the following actions before the Qualified Initial Public Offering unless the affirmative vote or prior written consent of the Investor Director has been obtained:

(a) any issuance or sale of equity or debt securities of any Group Company (in a single transaction or a series related transactions);

(b) any action that repurchases, redeems or retires any voting securities of any Group Company other than pursuant to (x) contractual rights to repurchase Ordinary Shares or Preferred Shares of employees, directors or consultants of the Company or its subsidiaries upon termination of their employment or services, (y) the exercise of a contractual right of first refusal held by the Company or (z) Article 42;

(c) the consolidation or merger with or into any other business entity or the sale of all or substantially all the assets of any Group Company or the license out of all or substantially all of the intellectual property rights of any Group Company;

(d) any disposing of or licensing to any third party any patent, brand, copyright, trademark or any intellectual property of the Group Company, unless such transaction occurs in the ordinary course of business of the Group Company and on normal commercial terms;

(e) any termination of, unapproved amendment to or breach of any contracts among the Group Companies designed to provide the Company with control over, and the ability to consolidate the financial statements of, direct or indirect subsidiaries and/or controlled entities, including without limitation termination of, or any material amendment to, the Restructuring Documents (as defined in the Share Purchase Agreement);

(f) the declaration or payment of a dividend or other distributions on any securities of any Group Company;

(g) the adoption of or any material amendment to the annual budget for the Group Companies;

(h) incurrence of debt or assumption of any loan, facility or other financial obligation from, or issue, assumption, provision of guarantee, charge, lien or indemnity warranty in favor of a third party, or creation of any liability (including without limitation any off-balance-sheet liability or contingent liability) by any Group Company, or on any patent, copy right, trademark, or any other intellectual property right of the Group Companies, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Group Companies;

(i) the provision of loans by any Group Company to any director, officer or employee of any Group Company, excluding any advance payment provided to the employees of the Group Companies for the purpose of business operation which are not in excess of US$500,000 (in a single transaction or a series related transactions);

(j) any transaction involving (i) any shareholder of the Company or any Group Company’s employees, officers, directors, or any related party of any of the foregoing on one hand, and (ii) any Group Company on the other hand;

(k) any equity investment, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Group Companies, in any third party, or the creation of any new subsidiaries or joint ventures, or having any subsidiary that is not wholly owned by any Group Company;

(l) any purchase or disposal of business or assets, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period outside the annual budget of the Group Companies, by any Group Company, or outside the ordinary course of business of such Group Company;

(m) any incurrence of material transaction outside the ordinary course of business or annual budget of any Group Company, in excess of US$500,000 in a single transaction or in excess of US$2,000,000 in the aggregate in any consecutive twelve (12) months period;

(n) any increase in the maximum number of shares covered by the Company’s employee share option plans approved by the Board of the Company (including the affirmative vote of the Investor Director) or any other similar plans, or any settlement or alteration of the terms of any profit sharing scheme or any employee share option or share participation schemes;

(o) adoption, material amendment or termination of any employee stock or option incentive plan or any other equity bonus or incentive, purchase or participation plan or other similar plans for the benefit of employees, officers, directors, contractors, advisors or consultants and;

(p) any material change to the business scope, or nature of business of any Group Company, enter into any new business other than those as currently conducted by the Group Companies, cessation of any business of any Group Company;

(q) the initial public offering of any of the shares or other equity or debt securities of any Group Company (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering), and the determination of the listing venue, underwriter, timing, valuation and other terms of the initial public offering;

(r) the appointment or removal of any auditor of any Group Company or any material change in the accounting and financial policies of any Group Company;

(s) the appointment or replacement of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, Chief Operating Officer and any other chief officers of similar rank of any Group Company;

(t) the increase in the compensation of any senior management personnel of any Group Company whose annual compensation exceeds RMB 1,000,000, including the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of any Group Company (if applicable), by more than 30% in any consecutive twelve (12) months;

(u) any increase or decrease in the authorized size of the board of directors of any Group Company;

(v) settlement of any litigation or arbitration proceedings involving value of no less than US$500,000 in a single transaction or no less than US$2,000,000 in the aggregate in any consecutive twelve (12) months;

(w) enter into any binding agreement or make any commitment to do any of the foregoing.

REDEMPTION

42.

Redemption by the Company. Notwithstanding anything to the contrary herein, if (i) the Company has not consummated a Qualified Initial Public Offering within five (5) years after the Closing (as defined in the Share Purchase Agreement), (ii) there is any material breach by any of the Group Companies or the Founders or the Founder Holdcos of any of their representations, warranties, covenants (including the Group Companies failed to complete the transfer of Employees, Intellectual Properties and Business Contracts in accordance with Section 5.29 or failed to complete the disposals in accordance with the ASSETS AND BUSINESS TRANSFER AGREEMENT contemplated in Section 6.12 of the Share Purchase Agreement within agreed period, but excluding those as approved by the Series A Investors) or other obligations under the Transaction Documents (as defined in the Share Purchase Agreement), which cause material adverse effect to the Initiating Shareholder while such material adverse effect has not been cured within thirty (30) days upon the receipt of notice from such Initiating Shareholder, or (iii) any material breach by the Domestic Company, the WFOE and/or the Founders of any of their representations, warranties, covenants or other obligations under the Restructuring Documents, which results in the Company being unable to effectively Control the Domestic

Company or consolidate the financial statements of the Domestic Company (each a “Redemption Event”), then subject to the applicable laws of the Cayman Islands, any holder of the Series Angel Preferred Share(s) then outstanding and/or any holder of the Series Pre-A Preferred Share(s) then outstanding and/or any holder of the Series A Preferred Share(s) may initiate to require the Company to redeem all or part of the then outstanding Series Angel Preferred Share(s) and/or Series Pre-A Preferred Share(s) and/or Series A Preferred Share(s) held by such initiating holder (“Initiating Shareholder”) out of funds legally available therefor (the “Redemption”).

The price at which a Series Angel Preferred Share, a Series Pre-A Preferred Share or a Series A Preferred Share to be redeemed shall be equal to the amount calculated in accordance with the following formula:

Series Angel Redemption Price or Series Pre-A Redemption Price or Series A Redemption Price = IP + (IP×10%×N)+D, where

IP = Assumed Series Angel Price, Assumed Series Pre-A Price or Series A Issue Price, as the case may be;

N = a fraction the numerator of which is the number of calendar days between the date on which the relevant Preferred Shares required to be redeemed are acquired and the date on which such Preferred Shares required to be redeemed is redeemed and such Applicable Redemption Price is paid and the denominator of which is 365, and

D = all declared but unpaid dividends on each Preferred Share required to be redeemed up to the date of redemption, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers.

If the Company does not have sufficient cash or funds legally available to redeem all of the Preferred Shares required to be redeemed, the remainder shall remain outstanding and entitled to all the rights, preferences and privileges provided in the Memorandum and Articles or other shareholders agreement entered into among the Company and the Investors, as amended from time to time, and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

43.

Notice. The Initiating Shareholder shall serve a written notice of redemption (the “Redemption Notice”) by hand or letter mail or courier service to the registered office of the Company at any time on or after the occurrence of any Redemption Event, the Company shall, within five (5) business days of receipt thereof, forward a copy of such Redemption Notice to each other holder of Preferred Shares and notify each other holder of Preferred Shares of their right to participate in such redemption, which right is exercisable by each such holder in its own discretion by delivering a written notice (“Follow-up Redemption Notice”) by hand or letter mail or courier service to the Company within fifteen (15) days of receipt of the copy of Redemption Notice from the Company, requesting and specifying the number of Preferred Shares required to be redeemed on the date of the Redemption specified in the Redemption Notice (the “Redemption Date”) (which date shall not be less than thirty (30) days nor more than ninety (90) days from the receipt of the Redemption Notice). The Company shall, on the Redemption Date, redeem all the Preferred Shares required to be redeemed under the relevant Redemption Notice and all the relevant Follow-up Redemption Notices (if any) (each a “Redeeming Share”, collectively, the “Redeeming Shares”), with no further action required to be taken by any holder of Preferred Shares participating in the Redemption, at the Applicable Redemption Price.

43A.

Insufficient of Funds. If on any Redemption Date, the Company’s assets and funds which are legally available on the date that any amount of Applicable Redemption Price is due are insufficient to pay in full such amount of aggregate Applicable Redemption Price to be paid on such date, such assets and funds which are legally available shall (i) first be used to the extent permitted by applicable laws to pay all amount of aggregate Series A Redemption Price due on such date ratably in proportion to the full amounts to which the holders of the Series A Preferred Shares to which such aggregate Series A Redemption Price are due would otherwise be respectively entitled thereon, and (ii) secondly and only after the payment in full of the Series A Redemption Price against each Redeeming Share, be used to the extent permitted by applicable laws to pay all amount of aggregate Series Pre-A Redemption Price due on such date ratably in proportion to the full amounts to which the holders of the Series Pre-A Preferred Shares to which such aggregate Series Pre-A Redemption Price are due would otherwise be respectively entitled thereon, and (iii) thirdly and only after the payment in full of the Series Pre-A Redemption Price against each Redeeming Share, be used to the extent permitted by applicable laws to pay all amount of aggregate Series Angel Redemption Price due on such date ratably in proportion to the full amounts to which the holders of the Series Angel Preferred Shares to which such aggregate Series Angel Redemption Price are due would otherwise be respectively entitled thereon, and then the Preferred Shares that should have been redeemed through the full payment of the Applicable Redemption Price, but which have not been redeemed due to the Applicable Redemption Price not being paid in full, shall be carried forward and redeemed as soon as the Company has legally available funds to do so. Notwithstanding anything to the contrary herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed and shall have paid all the Applicable Redemption Price for such Preferred Shares requested to be redeemed.

43B.

Surrender of Certificates. Before any holder of Preferred Shares shall be entitled for Redemption under the provisions of Article 42, such holder of Preferred Shares shall surrender his or her certificate or certificates representing such Redeeming Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the Applicable Redemption Price shall be payable on the relevant Redemption Date to the order of the person whose name appears on the Register of Members as the owner of such shares and each such certificate shall be cancelled on the relevant Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the Applicable Redemption Price, upon cancellation of the certificate representing such Redeeming Shares to be redeemed and the update of the Register of Members, all dividends on such Redeeming Shares designated for redemption on the relevant Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Applicable Redemption Price thereof (including all accrued and unpaid dividend up to the relevant Redemption Date), without interest, shall cease and terminate and such Redeeming Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Preferred Shares for which redemption is requested, then during the period from the relevant Redemption Date through the date on which such Redeeming Shares are actually redeemed and the Applicable Redemption Price is actually made, in full, such Redeeming Shares shall continue to be outstanding and be entitled to all rights and preferences as set forth in this Memorandums and Articles or other shareholders agreement. After payment in full of the aggregate Applicable Redemption Price for all issued and outstanding Redeeming Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Redeeming Shares shall be cancelled.

43C.

Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Redeeming Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

43D.

To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise, or take all other actions which are necessary, appropriate or advisable (including passing of resolutions, making of public notices regarding and filing of applications for, the reduction of registered capital of its subsidiary and affiliate) to effect the Redemption of the Redeeming Shares, if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Redeeming Shares required to be made pursuant to Article 42.

MEETINGS AND CONSENTS OF MEMBERS

44.

The directors of the Company may convene meetings of the members of the Company at such times and in such manner and places within or outside the Cayman Islands as the directors consider necessary or desirable.

45.

Upon the written request of members holding ten percent or more of the outstanding voting shares in the Company, the directors shall convene a meeting of members promptly, and in any event within ten (10) business days, following receipt by the Company of such a request.

46.

The directors shall give not less than seven days’ notice of meetings of members to those persons whose names on the date the notice is given appear as members in the share register of the Company and are entitled to vote at the meeting.

47.	The directors may fix the date notice is given of a meeting of members as the record date for determining those shares that are entitled to vote at the meeting.

48.	A meeting of members may be called on short notice:

(a) if members holding not less than ninety percent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety per cent (90%) of the votes of each class or series of shares where members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) of the remaining votes, have agreed to short notice of the meeting, or

(b) if all members holding shares entitled to vote on all or any matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver.

49.	The inadvertent failure of the directors to give notice of a meeting to a member, or the fact that a member has not received notice, does not invalidate the meeting.

50.	A member may be represented at a meeting of members by a proxy who may speak and vote on behalf of the member.

51.	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

52.

An instrument appointing a proxy shall be in substantially the following form or such other form as the Chairman of the meeting shall accept as properly evidencing the wishes of the member appointing the proxy.

(Name of Company)

I/We        being a member of the above Company with        shares HEREBY APPOINT        of        or failing him        of        to be my/our proxy to vote for me/us at the meeting of members to be held on the day of        and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this         day of

……….……………….

Member

53.	The following shall apply in respect of joint ownership of shares:

(a) if two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of members and may speak as a member;

(b) if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and;

(c) if two or more of the joint owners are present in person or by proxy they must vote as one.

54.	A member shall be deemed to be present at a meeting of members if he participates by telephone or other electronic means and all members participating in the meeting are able to hear each other.

55.

No business shall be transacted at any meeting of members unless a quorum is present. The quorum for a meeting of members shall be such Member(s) present in person or by proxy holding (i) not less than a majority of the votes of the shares or class or series of shares entitled to vote on a resolution of members to be considered at the meeting, (ii) the holders of a majority of the Series Angel Preferred Shares then outstanding, (iii) the holders of a majority of the Series Pre-A Preferred Shares then outstanding, and (iv) the holder(s) of a majority of the Series A Preferred Shares then outstanding.

56.

If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of members, shall be dissolved; in any other case it shall stand adjourned to the same time and place seven (7) days later or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within forty-five (45) minutes from the time appointed for the meeting, the members present shall be a quorum.

57.

At every meeting of members, the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting, the members present shall choose someone of their number to be the Chairman. If the members are unable to choose a Chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed proxy at the meeting shall preside as Chairman failing which the oldest individual member or representative of a member present shall take the chair.

58.

The Chairman may, with the consent of the meeting, adjourn any meeting from time to time, from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

59.

At any meeting of the members the Chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

60.

Any person other than an individual shall be regarded as one member and subject to the specific provisions hereinafter contained for the appointment of representatives of such persons the right of any individual to speak for or represent such member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any member.

61.

Any person other than an individual which is a member of the Company may by resolution of its directors or other governing body authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of members of the Company, and the person so authorized shall be entitled to exercise the same power on behalf of the person which he represents as that person could exercise if it were an individual member of the Company.

62.

The Chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

63.

Directors of the Company may attend and speak at any meeting of members of the Company and at any separate meeting of the holders of any class or series of shares (except for the Preferred Shares) in the Company.

64.

An action that may be taken by the members at a meeting may also be taken by a resolution of members consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all the Members, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more members.

DIRECTORS

65.	The first director of the Company shall be appointed by the subscriber to the Memorandum; and thereafter, the directors shall be elected by the members for such term as the members determine.

66.

The Company shall be managed by a Board of Directors consisting of no more than four (4) directors, which number of directors shall not be changed except pursuant to any other provision in these Articles, including without limitation to Article 41, and an amendment to these Articles. Whereby:

The Founders shall be entitled to appoint and remove three (3) directors (the “Ordinary Directors”), and Orchid Asia shall be entitled to appoint and remove one (1) director to the extent that it owns not less than seven percent (7%) of shares of the Company issued and outstanding (on an as-converted and fully diluted basis) (the “Investor Director”). The Founders and Orchid Asia may remove the respective Director appointed by them, with or without cause and appoint a new Director in his place by notice in writing to the Company and the other Members.

67A.

Subject to Article 66, any vacancy, including newly created directorships resulting from any increase in the authorised number of directors or amendment of these Articles, and vacancies created by removal or resignation of a director, may be filled by the consent of a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of shares, the holders of shares of such class or series by Ordinary Resolution of such class may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s shareholders or (ii) written consent, if the consenting shareholders hold a sufficient number of shares to elect their designee at a meeting of the shareholders.

67B.

Subject to Article 66, any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series entitled to elect such director or directors, given either at a special meeting of such shareholders duly called for that purpose or pursuant to a written consent of shareholders, and any vacancy thereby created may be filled by a majority of the holders of that class or series represented at the meeting or pursuant to written consent.

68.

A Director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

69.	The Company shall keep a register of directors containing:

(a) the names and addresses of the persons who are directors of the Company;

(b) the date on which each person whose name is entered in the register was appointed as a director of the Company; and

(c) the date on which each person named as a director ceased to be a director of the Company.

70.	A copy of the register of directors shall be kept at the registered office of the Company.

71.

With the prior approval or subsequent ratification by an Ordinary Resolution and subject to all other approvals required under the Memorandum or these Articles, the Board may, by a resolution of directors, fix the emoluments of directors with respect to services to be rendered in any capacity to the Company.

72.	A director shall not require a share qualification, and may be an individual or a company.

POWERS OF DIRECTORS

73.

The business and affairs of the Company shall be managed by the directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Law or by the Memorandum or these Articles required to be exercised by the members of the Company, subject to any delegation of such powers as may be authorized by these Articles and to such requirements as may be prescribed by a resolution of members; but no requirement made by a resolution of members shall prevail if it be inconsistent with these Articles nor shall such requirement invalidate any prior act of the directors which would have been valid if such requirement had not been made.

74.

The Directors may, by a resolution of directors, appoint any person, including a person who is a director, to be an officer or agent of the Company. The resolution of directors appointing an agent may authorize the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

75.

Every officer or agent of the Company has such powers and authority of the directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the resolution of directors appointing the officer or agent, except that no officer or agent has any power or authority with respect to the matters requiring a resolution of directors under the Law.

76.

Any director which is a body corporate may appoint any person its duly authorized representative for the purpose of representing it at meetings of the Board of Directors or with respect to unanimous written consents.

77.	The continuing directors may act notwithstanding any vacancy in their body.

78.

The directors may by resolution of directors exercise all the powers of the Company subject to all approvals required under the Memorandum (including without limitation, Article 41) to borrow money and to mortgage or charge its undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

79.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by resolution of directors.

80.	The Directors shall cause to be kept the register of mortgages and charges required by the Law.

81.

The register of mortgages and charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

PROCEEDINGS OF DIRECTORS

82.

The directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the Cayman Islands as the directors may determine to be necessary or desirable; provided, that the Board of Directors (as defined in Article 93 below) shall meet at least every three months.

83.	A director shall be deemed to be present at a meeting of directors if he participates by telephone or other electronic means and all directors participating in the meeting are able to hear each other.

84.

A director shall be given not less than seven (7) days’ notice of meetings of directors, but a meeting of directors held without seven (7) days’ notice having been given to all directors shall be valid if all the directors entitled to vote at the meeting who do not attend, waive notice of the meeting and for this purpose, the presence of a director at a meeting shall constitute waiver on his part. The inadvertent failure to give notice of a meeting to a director, or the fact that a director has not received the notice, does not invalidate the meeting.

85.

A director may by a written instrument appoint an alternate who need not be a director and an alternate is entitled to attend meetings in the absence of the director who appointed him and to vote or consent in place of the director.

86.

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than three (3) directors, which directors in each case shall include the Investor Director. A meeting of Board of Directors will be adjourned to the same time and place seven (7) days later if a quorum is not present at that Board meeting. If at such adjourned meeting a quorum is still not present within forty-five minutes from the time appointed for the meeting, the Directors present shall constitute a quorum.

87.

At every meeting of the directors the Chairman of the Board of Directors shall preside as Chairman of the meeting. If there is no Chairman of the Board of Directors or if the Chairman of the Board of Directors is not present at the meeting the Vice Chairman of the Board of Directors shall preside. If there is no Vice Chairman of the Board of Directors or if the Vice Chairman of the Board of Directors is not present at the meeting the directors present shall choose someone of their number to be Chairman of the meeting.

88.

An action that may be taken by the directors or a committee of directors at a meeting may also be taken by a resolution of directors or a committee of directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all directors or all members of the committee as the case may be, without the need for any notice. The consent may be in the form of counterparts, each counterpart being signed by one or more directors.

89.	The directors shall cause the following corporate records to be kept:

(a) minutes of all meetings of directors, members, committees of directors, committees of officers and committees of members;

(b) copies of all resolutions consented to by directors, members, committees of directors, committees of officers and committees of members; and

(c) such other accounts and records as the directors by resolution of directors consider necessary or desirable in order to reflect the financial position of the Company.

90.	The books, records and minutes shall be kept at the registered office of the Company, its principal place of business or at such other place as the directors determine.

91.

The Directors may, by resolution of directors, designate one or more committees. Each committee of directors has such powers and authorities of the directors, including the power and authority to affix the Seal, as are set forth in the resolution of directors establishing the committee, except that no committee has any power or authority to appoint directors or fix their emoluments, or to appoint officers or agents of the Company.

92.

The meetings and proceedings of each committee of directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of directors so far as the same are not superseded by any provisions in the resolution establishing the committee.

93.

The Company shall set up a compensation committee (the “Compensation Committee”), and an audit committee (the “Audit Committee”) (collectively, the “Committees”) when the Board of Directors determines to do so, provided that members of each Committees shall include the Investor Director. The Compensation Committee shall be responsible for evaluating and recommending to the Board of the Director for action all matters related to the Company’s annual compensation and/or bonus plan, share option plan, and employee related compensation matters. The Audit Committee shall be responsible for internal audit and nomination of auditors for the Company.

OFFICERS

94.

Subject to compliance with Article 41 hereof, the Company may by resolution of Board of Directors, appoint officers of the Company at such times as shall be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors, a Vice Chairman of the Board of Directors, a President and one or more Vice Presidents, Secretaries and Financial Controller and such other officers as may from time to time be deemed desirable. Any number of offices may be held by the same person.

95.

The officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of directors or Ordinary Resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the Chairman of the Board of Directors to preside at meetings of directors and members, the Vice Chairman to act in the absence of the Chairman, the President to manage the day to day affairs of the Company, the Vice Presidents to act in order of seniority in the absence of the President but otherwise to perform such duties as may be delegated to them by the President, the Secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the Treasurer to be responsible for the financial affairs of the Company.

96.

The emoluments of all officers shall be fixed by resolution of the Board of Directors, with the prior written approval of the members holding more than thirty percent (30%) of the outstanding Preferred Shares; provided, that the Company shall not provide any director’s fee, other remuneration or emolument to directors that are not independent directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

97.

Subject to compliance with Article 94, the officers of the Company shall hold office until their successors are duly elected and qualified, but any officer elected or appointed by the directors may be removed at any time, with or without cause, by resolution of directors. Any vacancy occurring in any office of the Company may be filled by resolution of directors.

CONFLICT OF INTERESTS

98.

No agreement or transaction between the Company and one or more of its directors or any person in which any director has a financial interest or to whom any director is related, including as a director of that other person, is void or voidable for this reason only or by reason only that the director is present at the meeting of directors or at the meeting of the committee of directors that approves the agreement or transaction or that the vote or consent of the director is counted for that purpose if the material facts of the interest of each director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith or are known by the other directors.

99.

A director who has an interest in any particular business to be considered at a meeting of directors or members may be counted for purposes of determining whether the meeting is duly constituted and may vote in respect of any such business at the meeting.

INDEMNIFICATION

100.

Subject to the limitations hereinafter provided and to all applicable laws, the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who

(a) is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of the Company; or

(b) is or was, at the request of the Company, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

101.

The Company may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

102.

The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful, is, in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

103.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

104.

If a person to be indemnified has been successful in defense of any proceedings referred to above the person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the person in connection with the proceedings.

105.

The Company may purchase and maintain insurance in relation to any person who is or was a director, an officer or a liquidator of the Company, or who at the request of the Company is or was serving as a director, an officer or a liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in these Articles.

SEAL

106.

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by resolution of directors. The directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the Registered Office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of a director or any other person so authorized from time to time by resolution of directors. Such authorization may be before or after the seal is affixed may be general or specific and may refer to any number of sealing. The Directors may provide for a facsimile of the Seal and of the signature of any director or authorized person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been signed as hereinbefore described.

DIVIDENDS

107.

The holders of outstanding Series A Preferred Shares shall be entitled to receive preferential, non-cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (whether in cash, in property or in shares of the capital of the Company) on the Series Pre-A Preferred Shares, the Series Angel Preferred Shares, Ordinary Shares or any other class or series of shares of the Company, at an amount equal to the greater of: (i) a simple annual rate of eight percent (8%) of the Series A Issue Price per share (as adjusted for any subdivisions, consolidations, bonus issues, reclassifications and the like) on each Series A Preferred Share, or (ii) any dividends which would be distributed to the holders of Series A Preferred Shares on a pro rata, pari passu basis among all holders of Ordinary Shares and Preferred Shares (on an as-converted basis) when, as and if declared by the Board. The holders of outstanding Series Pre-A Preferred Shares shall be entitled to receive preferential, non-cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (whether in cash, in property or in shares of the capital of the Company) on the Series Angel Preferred Shares, Ordinary Shares or any other class or series of shares of the Company, at an amount equal to the greater of: (i) a simple annual rate of eight percent (8%) of the Assumed Series Pre-A Price per share (as adjusted for any subdivisions, consolidations, bonus issues, reclassifications and the like) on each Series Pre-A Preferred Share, or (ii) any dividends which would be distributed to the holders of Series Pre-A Preferred Shares on a pro rata, pari passu basis among all holders of Ordinary Shares and Preferred Shares (on an as-converted basis) when, as and if declared by the Board. The holders of outstanding Series Angel Preferred Shares shall be entitled to receive preferential, non-cumulative dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (whether in cash, in property or in shares of the capital of the Company) on the Ordinary Shares or any other class or series of shares of the Company, at an amount equal to the greater of: (i) a simple annual rate of eight percent (8%) of the Assumed Series Angel Price per share (as adjusted for any subdivisions, consolidations, bonus issues, reclassifications and the like) on each Series Angel Preferred Share, or (ii) any dividends which would be distributed to the holders of Series Angel Preferred Shares on a pro rata, pari passu basis among all holders of Ordinary Shares and Preferred Shares (on an as-converted basis) when, as and if declared by the Board. After payment of the dividends as set forth above, any additional dividends or distributions shall be distributed among the holders of Ordinary Shares in proportion to the number of Ordinary Shares that would be held by each such holder of the record date fixed for determining those entitled to receive such distribution.

108.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the Company may by a resolution of directors declare and pay dividends in money, shares, or other property. In the event that dividends are paid in specie the directors shall have responsibility for establishing and recording in the resolution of directors authorizing the dividends, a fair and proper value for the assets to be so distributed.

109.

Subject to receipt of all approvals required under the Memorandum or elsewhere in these Articles, the directors may from time to time pay to the members such interim dividends as appear to the directors to be justified by the profits of the Company.

110.

The Directors may, before declaring any dividend, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

111.

Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

112.

Notice of any dividend that may have been declared shall be given to each member in manner hereinafter mentioned and all dividends unclaimed for 3 years after having been declared may be forfeited by resolution of the directors (including the affirmative vote of the Investor Director) for the benefit of the Company.

113.

No dividend shall bear interest as against the Company and no dividend shall be paid on shares held by another company of which the Company holds, directly or indirectly, shares having more than 50 percent of the vote in electing directors.

114.

The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

115.

The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

116.

A division of the issued and outstanding shares of a class or series of shares into a larger number of shares of the same class or series having a proportionately smaller par value does not constitute a dividend of shares.

ACCOUNTS AND AUDIT

117.

The Company shall prepare an audited annual consolidated financial statements and unaudited consolidated monthly financial statements, each in accordance with the International Financial Reporting Standards or any other accounting principles acceptable to the Majority Preferred Shareholders, which shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for the financial period and a true and fair view of the state of affairs of the Company as at the end of the financial period.

118.	The accounts of the Company shall be examined at least annually by an accounting firm approved by the holders of a majority of the Preferred Shares starting from the fiscal year 2018.

119.	The first auditor shall be appointed by resolution of directors, and subsequent auditors shall be appointed by an Ordinary Resolution in accordance with the Memorandum and these Articles.

120.	The auditors may be members of the Company but no director or other officer shall be eligible to be an auditor of the Company during his continuance in office.

121.	The remuneration of the auditors of the Company

(a) in the case of auditors appointed by the directors, may be fixed by resolution of directors;

(b) subject to the foregoing, shall be fixed by an Ordinary Resolution or in such manner as the Company may by an Ordinary Resolution determine.

122.

The auditors shall examine each profit and loss account and balance sheet required to be served on every member of the Company or laid before a meeting of the members of the Company and shall state in a written report whether or not

(a) in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit or loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period, and

(b) all the information and explanations required by the auditors have been obtained.

123.	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of members at which the accounts are laid before the Company or shall be served on the members.

124.

Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

125.

The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of members of the Company at which the Company’s profit and loss account and balance sheet are to be presented.

NOTICES

126.

Any notice, information or written statement to be given by the Company to Members may be served in the case of members holding registered shares in any way by which it can reasonably be expected to reach each member or by mail addressed to each member at the address shown in the share register.

127.

Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered office of the Company.

128.

Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office of the Company or that it was mailed in such time as to admit to its being delivered to the registered office of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

129.

(a) Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays) following the day on which the notice was posted.

(b) Where a notice is sent by cable, telex, or facsimile, service of the notice shall be deemed to be effected by properly addressing, and sending such notice and shall be deemed to have been received on the same day that it was transmitted.

(c)

Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

VOLUNTARY WINDING UP AND DISSOLUTION

130.	Subject to the provisions of the Memorandum, the Company may voluntarily commence to wind up and dissolve by a Special Resolution.

LIQUIDATION PREFERENCE

131.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series A Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series Pre-A Preferred Shares, the holders of the Series Angel Preferred Shares and the Ordinary Shares or any other class or series of shares then outstanding, an amount equal to one hundred percent (100%) of the Series A Issue Price to be payable in United States dollars, and all accrued or declared but unpaid dividends thereon (the “Series A Preference Amount”). If the Company has insufficient assets to permit payment of the Series A Preference Amount in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A Preferred Shares in proportion to the full Series A Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive.

After the full Series A Preference Amount has been paid on all outstanding Series A Preferred Shares as set forth above, the holders of the Series Pre-A Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series Angel Preferred Shares, the Ordinary Shares or any other class or series of shares then outstanding, an amount equal to one hundred percent (100%) of the Assumed Series Pre-A Price to be payable in United States dollars, and all accrued or declared but unpaid dividends thereon (the “Series Pre-A Preference Amount”). If the Company has insufficient assets to permit payment of the Series Pre-A Preference Amount in full to all holders of Series Pre-A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Pre-A Preferred Shares in proportion to the full Series Pre-A Preference Amount each such holder of Series Pre-A Preferred Shares would otherwise be entitled to receive.

After the full Series Pre-A Preference Amount has been paid on all outstanding Series Pre-A Preferred Shares as set forth above, the holders of the Series Angel Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then outstanding, an amount per share equal to one hundred percent (100%) of the Assumed Series Angel Price (the “Series Angel Preference Amount”, collectively with the Series Pre-A Preference Amount and the Series A Preference Amount, the “Preferred Share Preference Amount”). If the Company has insufficient assets to permit payment of the Series Angel Preference Amount in full to all holders of Series Angel Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series Angel Preferred Shares in proportion to the full Series Angel Preference Amount each such holder of Series Angel Preferred Shares would otherwise be entitled to receive.

After the full Preferred Share Preference Amount have been paid as set forth above, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares.

Any sale of shares, merger, consolidation or other similar transaction involving the Company in which its shareholders do not retain a majority of the voting power in the surviving entity, a sale of all or substantially all the Company’s assets, or the exclusive licensing of all or substantially all of the Company’s intellectual property to a third party (the “Liquidation Event”), shall be deemed a liquidation, dissolution or winding up of the Company, such that the provision of the foregoing paragraphs of Article 131 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. Notwithstanding any other provisions of these Articles of Association, the holders of Preferred Shares may elect to convert its Preferred Shares, in whole or in part, at the closing of such Liquidation Event, into Ordinary Shares of the Company at the then applicable Conversion Price. If closing of such Liquidation Event does not occur in accordance with its terms, the holders of Preferred Shares electing to convert their Preferred Shares for purpose of closing of such Liquidation Event shall have the right to rescind such conversion. If the requirements of this Article 131 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 131 have been complied with, or (ii) cancel such transaction.

In the event that the Company shall propose at any time to consummate a liquidation, dissolution or winding up of the Company or a Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the provisions of the Companies Law and the Articles of Association, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived by the Board, including the affirmative vote of the Investor Director.

Notwithstanding any other provision of this Article 131, the Company may at any time, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase under the Company’s employee share option plans duly approved by the Board (including the affirmative vote of the Investor Director), whether or not dividends on the Preferred Shares shall have been declared.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which directors in each case shall include the Investor Director. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)

If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) days period ending one (1) day prior to the distribution;

(b)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) days period ending three (3) days prior to the distribution; and

(c)

If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board (including the affirmative vote of the Investor Director).

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board (including the affirmative vote of the Investor Director). Any of (i) the holders of a majority of the Series Angel Preferred Shares then outstanding, (ii) the holders of a majority of the Series Pre-A Preferred Shares then outstanding, or (iii) the holders of a majority of the Series A Preferred Shares then outstanding, shall have the right to challenge any determination by the liquidator, as the case may be, of fair market value pursuant to this Article 131, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

CONTINUATION

132.

The Company may by an Ordinary Resolution or by a resolution passed unanimously by all directors of the Company continue as a company incorporated under the laws of a jurisdiction outside the Cayman Islands in the manner provided under those laws.

CHANGES TO CONSTITUTION

133.	The Company may from time to time, by Special Resolution, change the name of the Company, alter or add to the Memorandum or these Articles.